SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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The following letter was sent on April 28, 2011. The letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

April 28, 2011

Talon Torressen

Investment Proxy Research

Fidelity Investments

One Spartan Way TS1E

Merrimack, NH 03054

Re:	Robert Half International Inc.

Stock Incentive Plan

Dear Mr. Torressen:

This letter will confirm that, at a regular scheduled meeting of either the Board of Directors or the Compensation Committee of Robert Half International Inc. to be held within the next twelve months, there will be a discussion of Section IV.B.3 of Fidelity Funds’ Proxy Voting Guidelines dated March 2011, such Section being as follows:

“FMR will generally vote against equity award plans or amendments to authorize additional shares under such plans if:

***

3. In the case of stock awards, the restriction period is less than three years for nonperformance-based awards, and less than one year for performance-based awards.

FMR will consider approving an equity award plan or an amendment to authorize additional shares under such plan if, without complying with Guideline 3 immediately above, the following two conditions are met:

a. The shares are granted by a compensation committee composed entirely of independent directors; and

b. The shares are limited to 5% (Large-Capitalization Company) and 10% (Small or Micro-Capitalization Company) of the shares authorized for grant under the plan.”

Sincerely,

/s/ M. Keith Waddell
M. Keith Waddell Vice Chairman, President and Chief Financial Officer